Exhibit 99.1
FOR IMMEDIATE RELEASE
Kaiser Aluminum Comments on Fire at Anglesey Aluminium Metal Ltd.
FOOTHILL RANCH, Calif. — June 13, 2008 — Kaiser Aluminum (NASDAQ:KALU), a leading producer of fabricated aluminum products, said today that on June 12 Anglesey Aluminium Metal Ltd. suffered a significant failure in the rectifier yard that resulted in a localized fire in one of the power transformers. Anglesey is 49 percent owned by Kaiser Aluminum.
“We were heartened to hear that there were no injuries or environmental impacts to the community,” said Jack A. Hockema, chairman, president and CEO of Kaiser Aluminum.
The incident resulted in a loss of power across the smelter, and Anglesey employees are working to restore operational stability. Some capacity has been taken off line for safety and operational reasons. The smelter is currently operating at one third of its total capacity of 145,000 tons, and it is not yet clear how long it will take to restore full production.
“This incident does not affect our core Fabricated Products business and we are working with Anglesey to assess the financial impact, if any, of this situation on the company,” added Hockema.
Kaiser Aluminum, headquartered in Foothill Ranch, Calif., is a leading producer of fabricated aluminum products, serving customers worldwide with highly-engineered solutions for aerospace and high-strength, general engineering, and custom automotive and industrial applications. The company’s North American facilities annually produce more than 500 million pounds of value-added sheet, plate, extrusions, forgings, rod, bar and tube products, adhering to traditions of quality, innovation and service that have been key components of our culture since the company was founded in 1946. The company’s stock is included in the Russell 2000® index. For more information, please visit www.kaiseraluminum.com.
F-1095
Certain statements in this release relate to future events and expectations and, as a result, constitute forward-looking statements involving known and unknown risks and uncertainties that may cause actual results, performance or achievements of the company to be different from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include: (a) the extent of damage to Anglesey’s equipment, (b) the ability of Anglesey employees to stabilize operations and restore production, (c) the cause of the incident at Anglesey, (d) the scope of insurance coverage available and (e) the other risk factors summarized in the company’s Form 10-K for the year ended December 31, 2007 and other reports filed with the Securities and Exchange Commission.
Investor Relations Contact:
Dan Rinkenberger
Kaiser Aluminum
(949) 614-1740
Public Relations Contact:
Geoff Mordock
Fleishman-Hillard
(323) 762-1818